Exhibit 8.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

November 21, 2006

Level 3 Communications, Inc.

1025 Eldorado Blvd.

Broomfield, CO 80021

Re:	Registration Statement on Form S-4

Ladies & Gentlemen:

We have acted as counsel for Level 3 Communications, Inc., a Delaware corporation, in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger dated as of October 16, 2006 (the “Agreement”) by and among Parent, Merger Subsidiary, Sister Subsidiary and the Company and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (the “Commission”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Agreement.

In connection with this opinion, we have examined the Agreement, the Registration Statement, the Proxy Statement/Prospectus and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion, we have assumed, with your permission, (i) that the Merger and the Subsequent Merger will be consummated in the manner described in Merger Agreement and the Proxy Statement/Prospectus, (ii) the statements concerning the Merger and the Subsequent Merger set forth in the Agreement and the Proxy Statement/Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iii) that the representations to be made by Parent (together with Merger Subsidiary and Sister Subsidiary) and the Company pursuant to Sections 8.2(c) and 8.3(c) of the Agreement will be true, correct and complete and will remain so until the Effective Time. We have also assumed that the parties have complied with and, to the extent applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Agreement. In addition, our opinion is based solely on the

New York     Washington, DC     Paris     London     Milan     Rome     Frankfurt     Brussels

November 21, 2006

documents that we have examined, the additional information that we have obtained, and the representations to be made by Parent and the Company referred to above, which we have assumed will be true as of the Effective Time.

Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we hereby confirm our opinion set forth in the discussion in the Proxy Statement/Prospectus under the heading “Material United States Federal Income Tax Consequences”.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger and the Subsequent Merger under any state, local or non-U.S. law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Merger and Subsequent Merger. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/S/    WILLKIE FARR & GALLAGHER LLP